                                                                EXHIBIT 10.35

Amendment 1 to the Sybase Employment and Non Solicitation Agreement

This Amendment is made the 16th day of February 2001, pursuant to paragraph 8.c) of the Employment and Non Solicitation Agreement by and between Sybase Inc., a Delaware corporation ("Sybase"), and Rick Adam, an individual residing at Cherry Hills Village, Colorado. (The "Employee").

Sybase acknowledges and accepts that Employee has entered into the Amended New Era of Networks, Inc Change of Control Severance Agreement dated February 16, 2001 ("NEON Amendment"). The NEON Amendment is attached and incorporated herein. Where there is conflict in the terms or effects between the Sybase Employment and Non Solicitation Agreement and the NEON Amendment the provisions of the NEON Amendment shall prevail.


/s/ RICK ADAM
    Rick Adam                        Dated February 20, 2001